    As filed with the Securities and Exchange Commission on October 5, 2000
                                                   Registration No. 333-**
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                                  ___________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ___________

                                Orthovita, Inc.
             (Exact name of Registrant as specified in its charter)

             Pennsylvania                                23-2694857
   (State or Other Jurisdiction of         (I.R.S. Employer Identification No.)
    Incorporation or Organization)

                            45 Great Valley Parkway
                          Malvern, Pennsylvania 19355
                                (610) 640-1775
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                                  ___________

                               Bruce A. Peacock
                            Chief Executive Officer
                                Orthovita, Inc.
                            45 Great Valley Parkway
                          Malvern, Pennsylvania 19355
                                (610) 640-1775
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                  ___________

                                  Copies to:
                           Stephen Jannetta, Esquire
                          Morgan, Lewis & Bockius LLP
                              1701 Market Street
                          Philadelphia, PA 19103-2921
                                 215-963-5000

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
 ================================================================================================================================
                                                        Proposed Maximum
          Title of                 Amount To Be        Offering Price Per      Proposed Maximum Aggregate        Amount of
   Shares To Be Registered          Registered              Share                   Offering Price            Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $0.01          3,032,295 Shares          $6.44/(1)/               $19,528,623/(1)/                 $5,156
    par value per share
---------------------------------------------------------------------------------------------------------------------------------

                                ______________
   (1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the common stock reported on the Nasdaq National Market on October 3, 2000.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

  ---------------------------------------------------------------------------

  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.

  ---------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER  5, 2000

                                  PROSPECTUS

                                Orthovita, Inc.

                       3,032,395 Shares of Common Stock

                           _________________________

     Under this prospectus, the selling security holders may offer from time to time up to 3,032,395 shares of our common stock, including up to 1,316,716 shares underlying warrants.

     We will not receive any part of the proceeds from the sale of the shares
covered by this prospectus.   We will bear all expenses relating to registration
of the shares.

     The selling security holders have not advised us of any specific plans for the distribution of the shares covered by this prospectus, but it is anticipated that the shares will be sold from time to time in negotiated transactions and in transactions (which may include short sales and block transactions) on Nasdaq at the market price then prevailing, although sales may also be made as described in this prospectus under "Plan of Distribution." The selling security holders and the broker-dealers through whom sale of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and commissions or discounts paid to broker-dealers in connection with the sales and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The shares offered under this prospectus involve a high degree of risk. See "Risk Factors" on page 3 of this prospectus.


     Our common stock trades on the Nasdaq National Market and on the EASDAQ Exchange in Belgium under the symbol VITA. On October 3, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $6.375.

                           _________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           _________________________

                The date of this prospectus is October 5, 2000.

                    ---------------------------------------
                               TABLE OF CONTENTS
                    ---------------------------------------
           About This Prospectus ..............................   1

           About Orthovita, Inc. ..............................   2

           Risk Factors .......................................   3

           Statements Regarding Forward-Looking Information....  14

           Use Of Proceeds.....................................  15

           Selling Security Holders ...........................  15

           Plan Of Distribution................................  19

           Material Changes....................................  21

           Legal Matters.......................................  21

           Experts ............................................  21

           Where You Can Find More Information ................  21

                           _________________________

                             ABOUT THIS PROSPECTUS

     You should rely only on the information contained in or specifically incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in the jurisdictions where offers and sales are permitted.
The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     Orthovita and the Orthovita logo, as well as VITOSS and CORTOSS, are our registered trademarks.

     Our principal offices are located at 45 Great Valley Parkway, Malvern, Pennsylvania 19355, and our telephone number is (610) 640-1775.

                             ABOUT ORTHOVITA, INC.

     Orthovita, Inc. is a Pennsylvania corporation that seeks to develop synthetic bone substitute products for spine and other orthopaedic applications. We also seek to develop products for trauma and joint replacement applications. Our products under development are based on three patented technologies with bioactive features, meaning that they integrate with the natural bone. Through these technologies, we are developing products with characteristics resembling those of the two types of bone in the human body:

     - cortical bone, which is dense, structural, tubular in shape and subject to bending, load bearing and twisting forces; and

     - cancellous bone, which is less dense, with a lattice-like or spongy structure that is subject to compressive forces.

Both cortical and cancellous bones can be damaged from traumatic injury and degenerative disease, such as osteoporosis, creating a need for both cortical and cancellous synthetic bone substitutes.

Our CORTOSS(TM) biomaterial technology is used to form synthetic cortical bone. Our CORTOSS biomaterial has demonstrated in preclinical studies that it forms a chemical bond which integrates with natural bone. Our VITOSS(TM) orthobiologic technology is used to form synthetic cancellous bone. VITOSS is osteoconductive, which means that it guides the healing and remodeling of bone in three dimensions along and through the bone's internal structure. In preclinical studies, our VITOSS technology has demonstrated orthobiologic properties, which means that it remodels into natural bone. We incorporate formulations derived from our CORTOSS and VITOSS technologies into a third technology used to make our RHAKOSS preformed implants. These preformed implants are being designed to have more bone-like qualities than the metal implants that are on the market today and have the potential to replace the use of preformed implants made of bone from cadavers.

     In July 2000 we received a CE mark for the sale of our VITOSS Scaffold product, our synthetic cancellous bone void filler used to fill bony voids or gaps of the skeletal system, including the extremities, spine and pelvis. The CE mark permits us to sell VITOSS Scaffold in all of the countries of the European Union, as well as in other countries such as Switzerland that have adopted the European Union's regulatory standards. We plan to launch this product in Europe in October 2000. Except for the CE mark received for our VITOSS Scaffold product in Europe, none of our products are on the market. However, we have filed applications with the United States Food and Drug Administration for the approval of VITOSS Scaffold for use as a bone void filler and for the approval of CORTOSS Injectable for use in cranial defect repair. CORTOSS Injectable is an injectable substance that hardens within minutes. We believe that it may be used to:

     - repair holes and defects in the skull resulting from brain surgery or accidents, a procedure called cranial defect repair;
     - secure screws on plates supporting bone fractures, a procedure called screw augmentation; and
     - repair of fractured vertebrae, a process called vertebral fracture augmentation.

We recently filed with European regulatory authorities the results of our human clinical studies in Europe to support our application for a CE mark approving the use of CORTOSS Injectable for screw augmentation. We have not completed the application for this product, and cannot assure that it will be approved. We currently are conducting human clinical studies in Europe for the use of CORTOSS Injectable in vertebral fracture augmentation and preclinical studies for the use of VITOSS Scaffold in spinal fusion. We expect to commence preclinical studies for our RHAKOSS preformed implants by the end of this year.

     We plan to sell VITOSS Scaffold and other products that we develop through independent distributors and agents in the U.S. and abroad. Our independent distributor and agent network will also be responsible for educating physicians about the uses for our products.

     We incorporated in Pennsylvania in 1992. Our principal offices are located at 45 Great Valley Parkway, Malvern, Pennsylvania 19355, and our telephone number is (610) 640-1775.


                                  RISK FACTORS

     An investment in the shares of common stock offered by this prospectus involves a high degree of risk. You should carefully consider the information set forth below before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose some or all of your investment.

We are highly dependent on the commercial success of CORTOSS Injectable and VITOSS Scaffold.

  Our success depends on first obtaining the required regulatory approval and then successfully launching our products. VITOSS Scaffold and CORTOSS Injectable, which are our products furthest along in development, must be approved and successfully launched during the next several years. To successfully commercialize our products, our management team must rapidly execute our manufacturing, sales and marketing plans. At the same time, our management team must manage anticipated growth by implementing effective planning and operating processes. To manage anticipated growth in operations, we may need to increase our manufacturing and quality assurance staff, expand our manufacturing facility and expand our marketing and distribution management staff. Our systems, procedures and controls may not be adequate to support our expected growth in operations. If we fail to manage our growth effectively, our business could suffer.

If we are unable to raise additional capital in the future,our product development will be limited and our long term viability will be threatened; if we raise additional capital, your percentage ownership as a stockholder of Orthovita will decrease and constraints could be placed on the operation of our business.

  We will need to raise additional cash to fund our business plan until we achieve positive cash flows from operations. We will continue to require substantial funds for clinical trials in support of regulatory and reimbursement applications, research and development, and the establishment of our commercial scale manufacturing capabilities. Our products, if approved, may never be commercially successful or generate sufficient revenues to achieve or maintain profitability. Factors that may cause our future capital requirements to be greater than anticipated include:

  -  unforeseen developments during our preclinical and clinical trials;
  -  timing of receipt of required regulatory approvals;
  - unanticipated expenditures in research and development or manufacturing activities;
  -  delayed market acceptance of our products;
  - unanticipated expenditures in the acquisition and defense of intellectual property rights; or
  - the failure to develop strategic alliances for the marketing of some of our products.

  We will need to obtain additional funds through equity or debt financings, strategic alliances with third parties or from other sources. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have certain rights senior to holders of common stock, and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, if at all. If adequate financing is not available, we may be required to delay, scale back or eliminate certain operations. In the worst case, our long term viability would be threatened.

If losses continue in the long term, it could limit our growth in the orthopaedic industry and slow our generation of revenues.

  To date, we have not been profitable. We have incurred substantial operating losses since our inception and, at June 30, 2000, had an accumulated deficit of approximately $39.8 million. These losses have resulted principally from:

  -  the development and patenting of our technologies;
  -  preclinical and clinical studies;
  -  preparation of submissions to the FDA and foreign regulatory bodies; and
  -  the development of manufacturing, sales and marketing capabilities

We expect to continue to incur significant operating losses in the future as we continue our product development efforts, expand our marketing and sales activities and further develop our manufacturing capabilities. We may not ever successfully commercialize any of our products. We may never be able to achieve or maintain profitability in the future.

If we fail to obtain the regulatory approvals necessary to sell our products, our product introductions or modifications may be delayed or canceled, which could cause our sales to be delayed or never realized.

  The jurisdictions in which we will seek to market our bone substitutes will regulate these products as medical devices. In most circumstances, we and our distributors and agents must obtain regulatory approvals before we can sell our products and otherwise comply with extensive regulations regarding safety, quality and efficacy standards. These regulations vary from country to country, and the regulatory review can be lengthy, expensive and uncertain.
  To date, we have received regulatory approval only for the marketing of our VITOSS Scaffold product in the European Union and other European countries that adhere to the European Union's regulatory standards. We may not receive any additional regulatory approvals. Even if we do obtain additional approvals, they may involve significant restrictions on the anatomic sites and types of procedures for which our products can be used. In addition, we may be required to incur significant costs in obtaining or maintaining our regulatory approvals. If we do not receive additional regulatory approvals to enable us to market our products in the U.S. or elsewhere, or if the approvals are subject to significant restrictions, we may never generate significant revenues.

  United States

  Regulation by FDA. Before we can sell a new medical device in the U.S., we must obtain FDA approval, which can be a lengthy and time-consuming process. The FDA regulates the clinical testing, manufacturing, labeling, sale, distribution and promotion of medical devices. Before we may market our products in the U.S., we generally must obtain from the FDA either market clearance through a Section 510(k) premarket notification or premarket approval through a premarket approval application. The amount of time and expenses associated with obtaining an approval under the

  Section 510(k) notification process is usually less than that under the premarket approval application process. None of our products have yet received any clearances or approvals from the FDA.

  We have filed applications with the FDA for the approval of VITOSS Scaffold for use as a bone void filler and for the approval of CORTOSS Injectable for use in cranial defect repair. On July 19, 2000, we received the FDA's comments and questions on both our VITOSS and CORTOSS 510(k) filings. The FDA requested additional data on both products. We submitted responses to the FDA's requests, which responses include additional data generated subsequent to our initial 501(k) filing. After responding to the FDA's questions, the FDA may require additional new data or supplements to our applications, or require the initiation of additional pre-clinical or clinical studies, either of which would result in substantial additional cost and significantly delay the
  receipt of FDA regulatory clearances.   In addition, even if the FDA clears or
  approves an application, it may impose significant restrictions on the anatomic sites or types of procedures for which the product can be used. Our failure to obtain clearance of a Section 510(k) premarket notification or approval of a premarket approval application would prevent us from marketing the product in the U.S.

  Even assuming that approval is obtained, any products that we manufacture or distribute will be subject to extensive regulation by the FDA and the FDA may impose severe limitations on the use of any product approved. Moreover, modifications to the approved product may require the submission of a new premarket approval application or an application supplement, or a new 510(k) notification or supplement. We may not be successful in obtaining the approval of any new premarket approval applications, necessary premarket approval application supplements, or new 510(k) notifications or supplements in a timely manner, if at all.

  European Union and Other International Markets

  General. The introduction of our products in markets outside the U.S. will also be subject to regulatory clearances in those jurisdictions. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The approval by foreign government authorities is unpredictable and uncertain, and can be expensive. We may never receive any necessary approvals or clearances from them. Our ability to market our products could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances.

  Requirement of CE marking in the European Union. To market a product in the European Union, we must be entitled to affix a CE marking, which enables us to market a product in all of the countries of the European Union, as well as in other countries such as Switzerland that have adopted the European Union's regulatory standards. Unexpected delays or other problems could hinder our efforts to meet certification requirements. To date, we have received a CE marking for our VITOSS Scaffold product. In order to obtain a CE mark for the use of our CORTOSS Injectable product in screw augmentation, we have filed with the European regulatory authorities the results of our human clinical studies in Europe. However, there is no assurance that we will receive CE markings for CORTOSS Injectable or any of our other products.

  Requirement of approval in Japan. Through a third party strategic alliance, we also intend to market our products in Japan and plan to eventually commence clinical trials to support regulatory and reimbursement approval in Japan. We intend to file applications for regulatory approval from the Japanese Ministry of Health and Welfare and will need to obtain such approval prior to marketing a product in Japan.

If we do not conduct adequate clinical studies, we may not receive regulatory approval for our products.

  We currently have human clinical studies underway in Europe for the use of CORTOSS Injectable in vertebral fracture augmentation and plan to initiate other studies in the future. We may not be successful in enrolling sufficient numbers of patients to complete our clinical studies. Moreover, data from any completed domestic or foreign clinical studies may not demonstrate the safety and effectiveness of our products. In addition, the data may be inadequate to support approval of a premarket approval application by the FDA.

If our products do not gain market acceptance, we will not generate revenues.

  Because the markets for our products are new and evolving, we cannot accurately predict either the future growth rate, if any, or the ultimate size of these markets. Physicians will not use our products unless they determine, based on experience, clinical data and recommendations from prominent physicians and mentors, that our products are an effective means of treating spine disorders, trauma and joint replacement. In addition, physicians tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third party reimbursement for our products.

  We have not generated any revenues from sales of our spine and trauma products, only one of which, our VITOSS Scaffold bone void filler product, has been approved for commercial use to date and is to be launched in October. We may not develop these markets as a result of:

  - our failure to train a sufficient number of physicians to create demand for our products;
  - our inability to build and manage effectively a distribution network for the spine or trauma markets;
  - the absence of continued publication of independent clinical data to support the use of our products; and
  - the refusal of payors to authorize insurance reimbursement for procedures using our products.

  Any failure to gain market acceptance of our products could result in lower sales and profits.

Physicians and payors may not support the use of our products because there is only limited clinical data to support their effectiveness. If they do not support the use of our products, our business will suffer.

  Market acceptance of our products will largely depend on our ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use. Our products are based on new technologies that have not been previously used and must compete with more established treatments currently accepted as the standards of care. The attributes of our products may require some changes in surgical techniques that have become standard within the medical community, and there may be resistance to change. Therefore, we must be able to convince physicians who currently favor existing techniques to switch to our products or to new procedures that would use our products. However, many physicians will not purchase our products until there is sufficient, long-term clinical evidence to convince them to alter their existing treatment methods.
  Moreover, some payors require the publication of peer reviewed clinical data before authorizing payment. Except for limited clinical studies in Europe which have been recently completed for the use of CORTOSS Injectable in screw augmentation and which are currently underway for the use of CORTOSS Injectable in vertebral fracture augmentation and for the use of VITOSS Scaffold, we do not have clinical data on patients for our products. None of this data has been published. Thus, additional clinical studies, publication of positive clinical data and longer-term patient follow-up will be necessary for us to achieve meaningful sales. We cannot assure that the necessary clinical studies or publications will occur.

We may incur substantial penalties if we fail to comply with FDA and other regulations relating to the manufacture and marketing of our products.

  We must comply with numerous federal, state, local and international regulations regarding the manufacture and marketing of our products. Our failure to comply with FDA regulations in particular could result in, among other things, recalls of our products, substantial fines and/or criminal charges against our employees and us. To the extent our products are approved for sale, any of these actions could cause substantial harm to our business.


We have limited manufacturing experience and cannot guarantee that the regulatory agencies will approve our manufacturing processes.

  We have limited manufacturing capacity and experience. We have just begun to manufacture commercial quantities of VITOSS Scaffold. We have not manufactured any commercial quantities of any other products. Our future success is dependent on our ability to manufacture our products in commercial quantities, in compliance with regulatory requirements and in a cost-effective manner. The manufacture of our products is subject to regulation and periodic inspection by various regulatory bodies for compliance with good manufacturing practices, International Standards Organization 9000 Series standards and equivalent requirements. We cannot assure that the regulatory authorities will not, during the course of an inspection of existing or new facilities, identify what they consider to be deficiencies in good manufacturing practices or noncompliance with other requirements and seek remedial action. Failure to comply with such regulations or a delay in attaining compliance may result in:

  -  warning letters;
  -  injunctions suspending our manufacture of products;
  -  civil and criminal penalties;
  - refusal to grant premarket approvals, CE marks or clearances to products that are subject to future or pending submissions;
  -  product recalls or seizures of products; and
  -  total or partial suspensions of production.

  We are completing the modification of our manufacturing facilities and processes to accommodate commercial-scale production of our CORTOSS Injectable product. Accordingly, we will be subject to FDA, European and other regulatory authority inspections and review prior to final approval of our CORTOSS Injectable product for commercial sale. If we are unable to obtain necessary regulatory approvals or clearances on a timely basis, we may never be profitable. In addition, if we make any future modifications to our manufacturing facilities and processes, we may be subject to further regulatory inspections and review prior to bringing such modifications on-line.

We have a limited number of suppliers of specialty chemicals, and any disruption in supply could result in decreased sales.

  We currently utilize a limited number of suppliers of specialty chemicals and outsource the packaging processes for both our CORTOSS and VITOSS products. The failure of a supplier to continue to provide us with our products or services at a price or quality acceptable to us could damage our business, financial condition and results of operations. Although we believe that we maintain good relationships with our suppliers and service providers, and are aware of alternative providers of certain critical supplies and services, we cannot guarantee that these supplies and services will continue to be available for our current and future commercialized products.

We need to build a distribution network of independent distributors and agents in both the U.S. and Europe.

   We intend to build a distribution network of independent distributors and agents in both the U.S. and Europe in order to market CORTOSS Injectable and VITOSS Scaffold upon the receipt of any regulatory approval. Any failure to build and manage our distribution network will impair our ability to generate
   sales and become profitable.   There are significant risks involved in
   building and managing our distribution network, including:

   - failure to hire qualified sales management personnel and identify qualified independent sales agents and distributors;
   -  failure to manage the development and growth of such a network;
   - failure to adequately train both our employees and our independent sales agents and distributors in the use and benefits of our products; and
   - dependence on independent agents and distributors, over which we have limited or no control.

  Moreover, it is critical to the commercial success of our products that our independent distributors and agents succeed in training a sufficient number of physicians and in providing them adequate instruction in the use of our products. This training requires a commitment of time and money by physicians, which they may be unwilling to give. Even if physicians are willing, if they are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could damage our business.

If third-party distributors fail to sell our products in international markets, it will be more difficult to increase sales and market share.

  A number of risks are inherent in international operations. International sales and operations may be limited or disrupted by the imposition of governmental controls, difficulties in managing international operations, and fluctuations in foreign currency exchange rates. The international nature of our business subjects us and our representatives, agents and distributors to the laws and regulations of the jurisdictions in which they operate, and in which our products are sold.

  We intend to rely on independent third-party distributors, over whom we will have limited control, to sell our products in international markets. We are entering into exclusive agreements with, and are dependent upon, distributors for the sale of our products in some territories. There can be no assurance that the distributors will perform their obligations in their respective territories as expected, or market any products under these agreements, or that we will derive any revenue from these arrangements. Some agreements may also permit these distributors to pursue existing or alternative technologies in preference to our technology. We cannot assure that our interests will continue to coincide with those of these distributors or that they will not develop independently or with other third parties products that could compete with our products.

  In Japan, the approval of VITOSS Scaffold and CORTOSS Injectable is likely to require clinical trials. Accordingly, we intend to seek third party distributors to conduct such trials, obtain the necessary regulatory approvals and to market our products in Japan. There can be no assurance that we will be successful in entering into such an arrangement or that, if successful, such third party will succeed in marketing our products in Japan.

We may fail to support our anticipated growth in operations.

  If we receive additional approvals or clearances for sales of our products, our management team must implement effective planning and operating processes. To manage anticipated growth in operations, we may need to increase our manufacturing and quality assurance staff, expand our sales and marketing management and expand our manufacturing facility. Our systems, procedures and controls may not be adequate to support the expected growth in our operations. If we fail to manage our growth effectively, our business will suffer.

We may lack the financial resources needed to respond to technological changes, obtain regulatory approvals for our products and efficiently market our products.

  Extensive research efforts, rapid technological change and new product introduction characterize the market for bone substitutes and orthopaedic implants in the orthopaedic market. We anticipate that we will face intense competition from medical device, medical products and pharmaceutical companies. Our products could be rendered noncompetitive or obsolete by competitors' technological advances. We may be unable to respond to technological advances through the development and introduction of new products. Moreover, many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than us. These competitors may be in the process of seeking FDA or other regulatory approvals, or patent protection, for their respective products. Our competitors could, therefore, commercialize competing products in advance of our products. They may also enjoy substantial advantages over us in terms of:

  -  research and development expertise;
  -  experience in conducting clinical trials;
  -  experience in regulatory matters;
  -  manufacturing efficiency;
  -  name recognition;
  -  sales and marketing expertise;
  -  established distribution channels; and
  -  established relationships with health care providers and payors.

Our business will be damaged if we are unable to protect our proprietary rights to the technologies used in our products, and we may be subject to intellectual property infringement claims by others.

  We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology.
  However, these measures afford only limited protection and may not adequately protect our rights. For example, our patents may be challenged, invalidated or circumvented by third parties. As of October 4, 2000, we own or control 3 issued U.S. patents, 3 pending patent applications in the United States, and several counterparts of certain of these patents and pending patent applications in Europe and Japan. There can be no assurance that patents will issue from any of the pending patent applications. If we do receive a patent, it may not be broad enough to protect our proprietary position in the
  technology or to be commercially useful to us.   In addition, if we lose any
  key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Finally, even if our intellectual property rights are adequately protected, litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and result in a diversion of management attention. If our intellectual property is not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and compete more directly with us, which could damage our business.

  In addition, to determine the priority of inventions, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or in opposition, nullity or other proceedings before foreign agencies with respect to any of our existing patents or patent applications or any future patents or applications, which could result in substantial cost to us. Further, we may have to participate at substantial cost in International Trade Commission proceedings to abate importation of goods that would compete unfairly with our products.

  In addition to the risk of failing to adequately protect our proprietary rights, there is a risk that we may become subject to a claim that we infringe upon the proprietary rights of others. Although we do not believe that we are infringing the rights of others, third parties may claim that we are doing so. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our products infringe. There is a substantial amount of litigation over patent and other intellectual property rights in the medical device industry generally, and in the spinal market segments particularly. If the holder of patents brought an infringement action against us, the cost of litigating the claim could be substantial and divert management attention. In addition, if a court determined that one of our products infringed a patent, we could be prevented from selling that product unless we could obtain a license from the owner of the patent. A license may not be available on terms acceptable to us. Modification of our products or development of new products to avoid infringement may require us to conduct additional clinical trials for these new or modified products and to revise our filings with the FDA, which is time consuming and expensive. If we were not successful in obtaining a license or redesigning our product, our business could suffer.

    Enforceability of Patents. Under Title 35 of the United States Code as amended by the General Agreement on Tariffs and Trade implementing the Uruguay Round Agreement Act of 1994, ("GATT"), patents that issue from patent applications filed on or prior to June 8, 1995, will enjoy a 17-year period of enforceability as measured from the date of patent issue or a 20-year period of enforceability as measured from the earliest effective date of filing, whichever is longer. Patents that issue from applications filed on or after June 8, 1995, will enjoy a 20-year period of enforceability as measured from the date the patent application was filed or the first claimed priority date, whichever is earlier. Patents that issue from applications filed on or after June 8, 1995, may be extended under the term extension provisions of GATT for a period of up to five years to compensate for any period of enforceability lost due to interference proceedings, government secrecy orders or appeals to the Board of Patent Appeals or the Federal Circuit. Under the Drug Price Competition and Patent Term Restoration Act of 1984, including amendments implemented under GATT, the period of enforceability of a first or basic product patent or use patent may be extended for up to five years to compensate the patent holder for the time required for FDA regulatory review of the product. This law also establishes a period of time following FDA approval of certain applications during which the FDA may not accept or approve applications for similar or identical products from other sponsors. Any extension under the Patent Term Restoration Act and any extension under GATT are cumulative. We may not be able to take advantage of all of the patent term extensions provided under these laws, or that those extensions would adequately restore the time lost to the FDA approval process. If the current law is changed to shorten the duration of patent protection, our ability to protect our proprietary information and sustain the commercial viability of our products will decrease. The possibility of shorter terms of patent protection, combined with the lengthy FDA review process and possibility of extensive delays in such process, could effectively reduce the term during which a marketed product could be protected by patents.

  FBFC Patent Challenge. In July 1992, we obtained a license from FBFC International, a Belgian company, that allowed us to manufacture and sell our BIOGRAN dental grafting products. We sold the rights to sell the BIOGRAN product line to a company called 3i earlier this year. On July 23, 1994, U.S. Biomaterials Corporation filed with the U.S. Patent and Trademark Office a Request for Reexamination of a patent held by FBFC, of which we were the exclusive licensee. FBFC filed a response in this proceeding, establishing that the claims of the FBFC patent were properly allowed. As a result, a Certificate of Reexamination was issued by the U.S. Patent and Trademark Office confirming the patentability of all claims of the FBFC patent without amendment. However, U.S. Biomaterials Corporation also instituted a nullification proceeding against the European counterpart to the FBFC patent. The opposition division of the European Patent Office tentatively decided in FBFC's favor, but the matter is still proceeding under an appeal. In connection with the BIOGRAN sale to 3i, 3i assumed control of this matter and we agreed to reimburse for the associated legal costs and to provide a limited indemnity with respect to the matter.

If health care providers cannot obtain third-party reimbursement for procedures using our products, or if such reimbursement is inadequate, we may never become profitable.

   Successful sales of our products in the United States and other markets will depend on the availability of adequate reimbursement from third-party payors. In the United States, healthcare providers, such as hospitals and physicians that purchase medical devices for treatment of their patients, generally rely on third-party payors to reimburse all or part of the costs and fees associated with the procedures performed with these devices. The Health Care Financing Administration administers the policies and guidelines for coverage and reimbursement of health care providers treating Medicare and Medicaid patients. If the Health Care Financing Administration deems a procedure "approvable," providers may be reimbursed under Medicare and Medicaid for the service. The United States Medicare inpatient reimbursement system is a prospective reimbursement system whereby rates are set in advance, fixed for a specific fiscal period, constitute full institutional payment for the designated health service and generally do not vary with hospital treatment costs. Medicare also reimburses outpatient services based on a predetermined fee schedule. Therefore, healthcare providers may refuse to use our products if reimbursement is inadequate. Inadequate reimbursement by private insurance companies and government programs could significantly reduce usage of our products.

   The market for our products could also be adversely affected by U.S. legislation that reduces reimbursements under the cost reimbursement system for the U.S. Medicare program. The adoption of such proposals would have a material adverse effect on our business, financial condition and results of operations. In addition, an increasing emphasis on managed care in the U.S. has placed, and will continue to place, greater pressure on medical device pricing. Failure by hospitals and other users of our products to obtain coverage or reimbursement from third-party payors or changes in governmental and private third-party payors' policies toward reimbursement for procedures employing our products would reduce demand for our products.

   Member countries of the EU operate various combinations of centrally financed health care systems and private health insurance systems. The relative importance of government and private systems varies from country to country. The choice of devices is subject to constraints imposed by the availability of funds within the purchasing institution. Medical devices are most commonly sold to hospitals or health care facilities at a price set by negotiation between the buyer and the seller. A contract to purchase products may result from an individual initiative or as a result of a competitive bidding process. In either case, the purchaser pays the supplier, and payment terms vary widely throughout the EU. Failure to obtain favorable negotiated prices with hospitals or health care facilities could adversely affect sales of our products.

  In Japan, at the end of the regulatory approval process, the Japanese Ministry of Health and Welfare makes a determination of the reimbursement level of the product. The Ministry of Health and Welfare can set the reimbursement level for our products at their discretion, and we may not be able to obtain regulatory approval in Japan or if such approval is granted, we may not obtain a favorable per unit reimbursement level. Our products may be used in countries other than the U.S., Japan and those in Europe. We may not obtain favorable reimbursement or approvals for our products from the healthcare providers in these foreign jurisdictions.

Our results of operations may fluctuate due to factors out of our control.

  Our results of operations may fluctuate significantly in the future as a result of a number of factors, many of which are outside of our control. These factors include, but are not limited to:

  -  the timing of governmental approvals, if any, for our products;
  - unanticipated events associated with clinical and preclinical trials of our products;
  -  the medical community's acceptance of our products;
  -  the success of products competitive with ours;
  -  our ability to enter into strategic alliances with other companies;
  - expenses associated with development and protection of intellectual property matters;
  -  establishment of commercial scale manufacturing capabilities; and
  -  the timing of expenses related to commercialization of new products.

  The results of our operations may fluctuate significantly from quarter to quarter and may not meet expectations of securities analysts and investors. This may cause our stock price to be volatile.

We may acquire technologies or companies in the future, and these acquisitions could result in dilution to our stockholders and disruption of our business.

  We have no current agreements or negotiations underway with respect to any acquisitions. However, we may acquire technologies or companies in the future. Entering into an acquisition could divert management attention. We also could fail to assimilate the acquired company, which could lead to higher operating expenses. Finally, our stockholders could be diluted if we issue shares of our stock to acquire another company or technology.

This offering will increase the number of shares of our common stock that may be sold into the market. This offering could cause the market price of our common stock to drop significantly, even if our business is doing well.

  Sales of substantial amounts of common stock in the public market as a result of this offering could reduce the market price of our common stock and make it more difficult to sell equity securities in the future. The 3,032,395 shares covered by this prospectus may be resold into the public market. This includes 1,316,716 shares that may be resold upon the exercise of warrants.
  On a fully diluted basis, the number of shares covered by this prospectus represents approximately 22.7% of the total number of our shares of common stock that are issued and outstanding. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels.

Provisions of Pennsylvania law or our Articles of Incorporation may deter a third party from seeking to obtain control of us or may affect your rights as a common stock holder.

  Certain provisions of Pennsylvania law could make it more difficult for a third party to acquire us, or could discourage a third party from attempting to acquire us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, our Articles of Incorporation enable our board of directors to issue shares of preferred stock having rights, privileges and preferences as are determined by the board of directors. The rights of the holders of any preferred stock that may be issued in the future may adversely affect your rights as a holder of common stock.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval after this offering, including takeover attempts.

  Our executive officers and directors, and their respective affiliates, own approximately 20.4% of our outstanding common stock. In addition, one of our directors controls an additional 5.9% of our outstanding common stock through the fund he manages. Accordingly, these stockholders may, as a practical matter, be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control.

We do not intend to pay dividends.

  We have never declared nor paid dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not intend to pay any cash dividends in the foreseeable future.

Our stock price may be volatile.

  Our stock price, like that of many early stage medical technology companies, may be volatile. In general, equity markets, including the Nasdaq National Market and EASDAQ, have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies or existing economic conditions. These broad market fluctuations may adversely affect the market price of the common stock. The following factors could cause our stock price to be volatile or decrease:

  -  fluctuations in our results of operations;
  -  under-performance in relation to analysts' estimates;
  -  changes in stock market analyst recommendations regarding our stock;
  - announcements of technological innovations or new products by us or our competitors;
  -  issues in establishing commercial scale manufacturing capabilities;
  -  unanticipated events associated with clinical and preclinical trials;
  -  FDA and international regulatory actions regarding us or our competitors;
  - determinations by governments and insurance companies regarding reimbursement for medical procedures using our or our competitors' products;
  -  the medical community's acceptance of our products;
  -  product recalls;
  -  developments with respect to patents or proprietary rights;
  -  public concern as to the safety of products developed by us or by others;

  -  changes in health care policy in the United States and internationally;
  -  acquisitions or strategic alliances by us or our competitors;
  - business conditions affecting other medical device companies or the medical device industry generally; and
  - general market conditions, particularly for companies with small market capitalizations.

If we are sued in a product liability action, we could be forced to pay substantial damages and the attention of our management team may be diverted from operating our business.

  We manufacture medical devices that are used on patients in surgery, and we may be subject to a product liability lawsuit. In particular, the market for spine products has a history of product liability litigation. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, we would have to pay any amount awarded by a court in excess of policy limits. We maintain product liability insurance in the annual aggregate amount of up to $3 million, which may not provide sufficient coverage. Moreover, our insurance policies have various exclusions. Thus, we may be subject to a product liability claim for which we have no insurance coverage, in which case we may have to pay the entire amount of any award. Even in the absence of a claim, our insurance rates may rise in the future to a point where we decide not to carry this insurance. Even a meritless or unsuccessful product liability claim would be time-consuming and expensive to defend and could result in the diversion of management's attention from our core business.

Our business could suffer if we cannot attract and retain the services of key employees.

  We depend substantially upon the continued service and performance of our existing executive officers. In addition, our success will depend in large part on our ability to attract and retain highly skilled employees. We compete for such personnel with other companies, academic institutions, government entities and other organizations. We may not be successful in hiring or retaining qualified personnel. Moreover, if one or more of our key employees resigns, the loss of that employee could harm our business. Other than employment agreements with David S. Joseph, our Chairman, Bruce A. Peacock, our Chief Executive Officer and President, and Dr. Erik M. Erbe, our Vice President, Research and Development, we have not entered into any employment agreements with any of our executive officers.

               STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     Various statements made in this prospectus under the captions "About Orthovita" and "Risk Factors," and made elsewhere in this prospectus are forward-looking statements. Forward-looking statements include, without limitation, information about the following:

  -  costs relating to the development of products;

  -  obtaining regulatory approval for our products;

  -  healthcare reimbursement for procedures using our products;

  -  anticipated losses;

  -  anticipated legal fees relating to litigation;

  -  sufficiency of available resources to fund research and development; and

  -  planned marketing activities.

     When used in this prospectus, the words "may," "will," "expect," "anticipate," "intend," "plan," "believe," "seek," "estimates" and similar expressions are generally intended to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, but not limited to:

  -  difficulties in obtaining regulatory approval for our products;

  -  lack of market acceptance by physicians of our products;

  -  unanticipated cash requirements to support operations;

  - inability to attract qualified personnel to market and train physicians on the use of our products;

  -  increased competition;

  -  enactment of new legislation or administrative regulation;

  - application to our business of court decisions and regulatory interpretations;

  -  adverse developments in pending litigation;

  -  claims that exceed our insurance coverage; and

  -  imposition of penalties for failure to comply with regulatory guidelines.

     In addition, other factors that could cause actual events or results to differ materially from those expressed or implied by forward-looking statements are addressed in the Risk Factors section of this prospectus.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of common stock offered under this prospectus.

                            SELLING SECURITY HOLDERS

     The selling security holders identified in the following table, including their respective donees, transferees, pledgees or other successors-in-interest, are offering for sale 3,032,395 shares of common stock. These shares include:

  -  1,715,679 shares of common stock; and

  - 1,316,716 shares of common stock which may be issued upon the exercise of warrants.

     We previously issued these shares of common stock and warrants in several private placement transactions from 1995 through October 2000. 23,172 of these shares are being offered by two of the Company's directors.

     The following table sets forth as of October 4, 2000 the number of shares beneficially owned by the selling security holders and provides by footnote reference any material relationship between Orthovita and the selling security holder, all of which is based upon information currently available to Orthovita. The percentage of ownership for each selling security holder disclosed in this table is based on 13,334,396 shares of common stock outstanding as of October 4, 2000, plus any common stock equivalents held by that holder. Both the number of shares listed as being offered by the selling security holders in the table and the holders' respective percentages of share ownership after the offering are based on the assumptions that all of the shares being offered are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering.

     The selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest, may offer their shares of common stock for sale from time to time at market prices prevailing at the time of sale or at negotiated prices.

----------------------------------------------------------------------------------------------------------------
   Name of Selling Security             Beneficial Ownership of        Number of           Beneficial Ownership
           Holder                       Selling Security Holder          Shares            of Selling Security
                                          Prior to Offering             Offered           Holder After Offering
------------------------------------------------------------------------------------------------------------------
                                       Number         Percentage                          Number      Percentage
------------------------------------------------------------------------------------------------------------------
Abbonizio, Perry                            2,300               *         2,300/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Abi-Khattar, Raymond                       10,800               *           300/(1)/      10,500              *
------------------------------------------------------------------------------------------------------------------
Angelo, Raymond and Carol                  16,900               *         1,150/(1)/      15,750              *
------------------------------------------------------------------------------------------------------------------
Banks, Bernard C.                          13,800               *         2,300/(1)/      11,500              *
------------------------------------------------------------------------------------------------------------------
Ben Franklin/Progress Capital              21,583               *        21,583/(1,2)/         0              0%
 Fund LP
------------------------------------------------------------------------------------------------------------------
Bedwick, Paul                               2,300               *         2,300/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Bray, J. Beyer and Mary                     1,150               *         1,150/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Brown Simpson Partners I, Ltd.          1,271,187/(3)/        9.0%    1,271,187/(4)/           0              0%
------------------------------------------------------------------------------------------------------------------
Caplan & Associates, Howard                   575               *           575/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Capricorn Venture Fund                    175,744/(5)/        1.3%       10,990/(1)/     164,754            1.2%
------------------------------------------------------------------------------------------------------------------
Capricorn Venture Partners                200,850/(6)/        1.5%       12,560/(1)/     188,290            1.4%
------------------------------------------------------------------------------------------------------------------
Cellucci, Kathleen                          5,616               *         5,616/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Chisarick, Michael                          3,600               *           600/(1)/       3,000              *
------------------------------------------------------------------------------------------------------------------
Clark, Christopher J. and Nancy             3,450               *           575/(1)/       2,875              *
------------------------------------------------------------------------------------------------------------------
Cozen, Stephen                              1,150               *         1,150/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
   Name of Selling Security             Beneficial Ownership of        Number of           Beneficial Ownership
           Holder                       Selling Security Holder          Shares            of Selling Security
                                          Prior to Offering             Offered           Holder After Offering
------------------------------------------------------------------------------------------------------------------
                                       Number         Percentage                          Number      Percentage
------------------------------------------------------------------------------------------------------------------
Cozen & O'Connor Profit                     2,300               *         2,300/(1)/           0              0%
 Sharing Plan
------------------------------------------------------------------------------------------------------------------
Dawson, Darrell                             1,600               *         1,600/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Fischer, Nedra                              2,300               *         2,300/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Gabriel, Raimund                           20,763               *        20,763                0              0%
------------------------------------------------------------------------------------------------------------------
Hall, Marcia                               13,800               *         2,300/(1)/      11,500              *
------------------------------------------------------------------------------------------------------------------
Horowitz, Richard M.                       33,728/(7)/          *         3,281/(1)/      30,447              *
------------------------------------------------------------------------------------------------------------------
Janney Montgomery Scott LLC                31,779               *        31,779/(1,8)/         0              0%
------------------------------------------------------------------------------------------------------------------
Lassin, Ronald                             59,981               *        59,981/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Leonetti, Joseph                           10,595               *         4,845/(1)/       5,750              *
------------------------------------------------------------------------------------------------------------------
Longo, George                              13,800               *         2,300/(1)/      11,500              *
------------------------------------------------------------------------------------------------------------------
Mascioli, Armand                            3,600               *           600/(1)/       3,000              *
------------------------------------------------------------------------------------------------------------------
Meridian Bank/First Union                  20,000               *        20,000/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Morris, John E.                             6,900               *         1,150/(1)/       5,750              *
------------------------------------------------------------------------------------------------------------------
Nappi, Dominick                             1,694               *         1,694/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
O'Connor, Patrick                           1,150               *         1,150/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Progress Bank                              41,650/(9)/          *        10,067/(1)/      10,000              *
------------------------------------------------------------------------------------------------------------------
Quartz Capital                            100,443               *       100,443/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
RAF Venture                                55,776/(10)/         *        55,776/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Rennes Foundation                       1,186,441             8.9%    1,186,441                0              0%
------------------------------------------------------------------------------------------------------------------
Resource Trust Co.                            767               *           767/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Rettig IRA, Joseph                            766               *           766/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Robbins II, Walter Scott                    1,600               *         1,600/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Rudman Family Limited Partnership         113,138               *        73,105/(1)/      40,033              *
------------------------------------------------------------------------------------------------------------------
Saggiomo, Ralph                               575               *           575/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Salasin, Dr. Howard (11)                   39,908               *        19,891/(1)/      20,017              *
------------------------------------------------------------------------------------------------------------------
Siepser, Steven B.                          3,390               *           565/(1)/       2,825              *
------------------------------------------------------------------------------------------------------------------
Stephens, Bruce                             7,332               *         5,616/(1)/       1,716              *
------------------------------------------------------------------------------------------------------------------
Toltzis, Richard                            3,450               *         3,450/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Tomarchio, Jack Thomas                      2,727               *           374/(1)/       2,353              *
------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
   Name of Selling Security             Beneficial Ownership of        Number of           Beneficial Ownership
           Holder                       Selling Security Holder          Shares            of Selling Security
                                          Prior to Offering             Offered           Holder After Offering
------------------------------------------------------------------------------------------------------------------
                                       Number         Percentage                          Number      Percentage
------------------------------------------------------------------------------------------------------------------
Turchi Jr., John J.                        14,500               *        11,500/(1)/       3,000              *
------------------------------------------------------------------------------------------------------------------
VFT Special Ventures Ltd.                  31,780               *        31,780/(1,8)/         0              0%
------------------------------------------------------------------------------------------------------------------
Wakim, Elias                              104,800/(12)/         *           210/(1)/     103,375              *
------------------------------------------------------------------------------------------------------------------
Wakim, Joseph (13)                         22,450/(14)/         *           425/(1)/      21,875              *
------------------------------------------------------------------------------------------------------------------
Wakim, Mountaha (15)                      106,800/(16)/         *         1,215/(1)/     105,375              *
------------------------------------------------------------------------------------------------------------------
Wakim, Roberta (17)                        12,325/(18)/         *           150/(1)/      11,750              *
------------------------------------------------------------------------------------------------------------------
Winbank Ventures Ltd. Partnership          35,000               *        35,000/(1)/           0              0%
------------------------------------------------------------------------------------------------------------------
Yoo, Wonhi                                 13,800               *         2,300/(1)/      11,500              *
------------------------------------------------------------------------------------------------------------------
Total                                                                 3,032,395
------------------------------------------------------------------------------------------------------------------

________________________________________________________________________________

*    Less than 1%.

(1)  Reflects shares issuable upon the exercise of warrants.

(2) The beneficial ownership of these shares is also attributable to Progress Bank, another selling security holder which, through the Progress Financial Corporation, is an affiliate of the Ben Franklin/Progress Capital Fund LP.

(3) Includes 508,475 shares of common stock and 762,712 shares of common stock issuable upon the exercise of warrants. However, Brown Simpson Partners I, Ltd. is not currently the beneficial owner of all 1,271,187 shares because it cannot exercise its warrants to the extent that it would then own, together with its affiliates, more than 4.99% of the shares of Orthovita's common stock then outstanding.

(4)  Includes 762,712 shares issuable upon the exercise of warrants.

(5) Includes 23,460 shares of common stock issuable upon the exercise of warrants. Jos Peeters, one of our directors, is the managing director of Capricorn Venture Fund.

(6) Jos Peeters, one of our directors, is the managing director of Capricorn Venture Partners.

(7)  Mr. Horowitz is one of our directors.

(8) Reflects shares issuable upon the exercise of warrants granted in consideration for placement agent services.

(9) Includes 20,067 shares issuable upon the exercise of warrants held in the name of Progress Bank, and 21,583 shares issuable upon the exercise of warrants held in the name of Ben Franklin/Progress Capital Fund LP, an affiliate of Progress Bank. Progress Bank is our lending bank.

(10) Mr. Horowitz, one of our directors, is the president of RAF Ventures.

(11) Dr. Salasin is a director of Orthovita.

(12) Includes 91,050 shares of common stock owned by Elias Wakim and 210 shares of common stock issuable upon the exercise of warrants held in the name of Elias Wakim. The beneficial ownership of the following shares of common stock is also attributable to Elias Wakim: 1,250 shares owned by Elias Wakim and Mountaha Wakim as tenants in common, 11,075 shares owned by Mountaha Wakim, and 1,215 shares issuable upon the exercise of warrants held in the name of Mountaha Wakim. Does not include 2,000 shares of common stock owned by Mountaha and Joseph Wakim.

(13) Joseph Wakim is the adult son of Elias Wakim and Mountaha Wakim, and the husband of Roberta Wakim, all of whom are selling security holders.

(14) Includes 425 shares of common stock issuable upon the exercise of warrants held in the name of Joseph Wakim. The beneficial ownership of the following shares of common stock is also attributable to Joseph Wakim:
     2,000 shares owned by Joseph Wakim and Roberta Wakim, 1,050 shares held in custody for his minor child, Alexandra Wakim, 1,075 shares held in custody for his minor child, Elee Wakim, 9,750 shares held in the name of Robert Wakim, 2,000 shares held in the name of Joseph Wakim and Mountaha Wakim, 6,000 shares held in the name of Wakim Brothers t/a Eviva, of which Joseph Wakim is a principal, and 150 shares of common stock issuable upon the exercise of warrants held in the name of Roberta Wakim.

(15) Mountaha Wakim is the wife of Elias Wakim.

(16) Includes 11,075 shares of common stock owned by Mountaha Wakim and 1,215 shares of common stock issuable upon the exercise of warrants held in the name of Mountaha Wakim. The beneficial ownership of the following shares of common stock is also attributable to Mountaha Wakim: 91,050 shares owned by Elias Wakim, 1,250 shares owned by Mountaha Wakim and Elias Wakim as tenants in common, 2,000 shares owned by Mountaha Wakim and Joseph Wakim, and 210 shares issuable upon the exercise of warrants held in the name of Elias Wakim.

(17) Roberta Wakim is the wife of Joseph Wakim.

(18) Includes 9,750 shares held in the name of Robert Wakim and 150 shares of common stock issuable upon the exercise of warrants held in the name of Roberta Wakim. The beneficial ownership of the following shares of common stock is also attributable to Roberta Wakim: 2,000 shares owned by Joseph Wakim and Roberta Wakim, and 425 shares of common stock issuable upon the exercise of warrants held in the name of Joseph Wakim. Does not include 1,050 shares held in custody by Joseph Wakim for her minor child, Alexandra Wakim, 1,075 shares held in custody by Joseph Wakim for her minor child, Elee Wakim, or 2,000 shares held in the name of Joseph Wakim and Mountaha Wakim.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest, from time to time on the Nasdaq National Market, any other exchange upon which our shares may trade in the future, or in the over-the-counter market, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchases;
     -  through options, swaps or derivatives;
     -  in privately negotiated transactions;
     -  in transactions to cover short sales; and
     -  put or call option transactions relating to the shares.

     The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

     The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented to reflect those transactions).

     The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We and three of the selling security holders, Brown Simpson Partners I, Ltd., Janney Montgomery Scott, LLC and VFT Special Ventures Ltd., have agreed to indemnify each other against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     Because selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     - the name of each such selling security holder and of the participating broker-dealer(s);

     -  the number of shares involved;
     -  the initial price at which the shares were sold;
     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     -  other facts material to the transactions.

  In addition, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

     Expenses Associated with Registration. We are paying all expenses and fees in connection with the registration of the shares, including the reasonable expenses of one counsel to represent three of the selling security holders, Brown Simpson Partners I, Ltd., Janney Montgomery Scott, LLC and VFT Special Ventures Ltd. However, we will only pay for up to $25,000 in legal expenses incurred by those three selling security holders. We are not responsible for the fees and expenses of any counsel or advisor that any of the other selling security holders may employ to represent them in connection with the offering. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                MATERIAL CHANGES

     On August 22, 2000, we sold 508,475 shares of our common stock and warrants to purchase 762,712 shares of our common stock at an exercise price of $5.90 per share to Brown Simpson Partners I, Ltd. for $3,000,000. The securities were sold in a private placement transaction and are subject to adjustments upon the occurrence of dilution events identified in the subscription documents.

                                 LEGAL MATTERS

     The legality of the common stock offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The financial statements of Orthovita, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated by reference in this document to the Annual Report on Form 10-K of Orthovita, Inc. have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission's web site at http://www.sec.gov.

     The Securities and Exchange Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

     . our annual report on Form 10-K for the year ended December 31, 1999, filed with the Commission on March 28, 2000;

     . our quarterly report on Form 10-Q for the quarter ended March 31, 2000, filed with the Commission on May 12, 2000;

     . our quarterly report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on August 11, 2000;

     . our definitive Proxy Statement dated April 14, 2000, filed in connection with our 2000 Annual Meeting of Stockholders;

     . our current report on Form 8-K filed with the Commission on July 20, 2000;

     . the description of our common stock contained in our registration statement on Form 8-A12G filed under Section 12(g) of the Securities Exchange Act of 1934 with the Commission on June 24, 1998, including any amendment or reports filed for the purpose of updating such description; and

     . all other reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1999.

     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

                          Orthovita, Inc.
                          45 Great Valley Parkway
                          Malvern, Pennsylvania 19355
                          (610) 640-1775
                          Attention: Joseph M. Paiva, Chief Financial Officer

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses in connection with the sale of the common stock being registered. None of the expenses listed below are being borne by the selling security holders. All amounts are estimated except the SEC registration fee.

     SEC registration fee............................................        $ 5,160
     Accounting fees and expenses....................................        $ 5,000
     Legal fees and expenses (including legal fees of three of the
     selling security holders).......................................        $25,000
     Printing expenses...............................................        $15,000
     Miscellaneous...................................................        $   200

       Total.........................................................        $50,360

ITEM 15.  Indemnification of Officers and Directors.

     Section 1741 of the Pennsylvania Business Corporation Law permits indemnification of directors, officers, employees, agents and controlling persons of a corporation who were involved in any threatened, pending or completed lawsuit by reason of the fact that they were representatives of the Registrant or served in another capacity for another entity at the Registrant's request. Under Section 1741, the Registrant may indemnify the indemnified party against expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the proceeding, except where such party engaged in willful misconduct or recklessness or where such indemnification has been determined to be unlawful. Such indemnification is mandatory to the extent the individual is successful on the merits of the matter. Article VIII of the Registrant's Amended and Restated Bylaws require the Registrant to indemnify directors and officers of the Registrant or any other authorized representative against expenses, judgments and any settlement amounts incurred in a third party proceeding brought by reason of the fact that the person is an authorized representative of the Registrant. The Bylaws also permit indemnification of expenses incurred by an authorized representative in connection with a proceeding brought in the name of the corporation. The Bylaws further specify procedures for indemnification.
Section 1741 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.


ITEM 16.  Exhibits.

Exhibit                                                 Exhibit
Number                                                   Title
------                                                   -----

3.01 The Registrant's Amended and Restated Articles of Incorporation, as filed with the Pennsylvania Secretary of State on May 28, 1998 (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Registrant's registration statement on Form S-1 (File No. 333-51689) filed with the SEC on June 12, 1998)
3.02 The Registrant's Amended and Restated Bylaws, as adopted on May 27, 1998 (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Registrant's registration statement on Form S-1 (File No. 333-51689) filed with the SEC on June 12,

          1998)
4.01 Registration Rights Agreement dated August 22, 2000 among the Registrant, Brown Simpson Partners I, Ltd., Janney Montgomery Scott LLC, Emerging Growth Equities, Ltd. and VFT Special Ventures Ltd.
5.01      Opinion of Morgan, Lewis & Bockius LLP *
23.01     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.01) *
23.02     Consent of Arthur Andersen LLP, independent public accountants
24.01 Power of Attorney (included on the signature page of this registration statement)
99.01 Subscription Agreement dated August 22, 2000 between the Registrant and Brown Simpson Partners I, Ltd.
99.02 Warrant to Purchase 762,712 Shares of Common Stock dated August 22, 2000 in favor of Brown Simpson Partners I, Ltd.
99.03 Warrant to Purchase 31,779 Shares of Common Stock dated August 22, 2000 in favor of Janney Montgomery Scott LLC
99.04 Warrant to Purchase 31,780 Shares of Common Stock dated August 22, 2000 in favor of VFT Special Ventures Ltd.

--------------------------------------------------------------------------------

* To be provided in an amendment to this Registration Statement.

ITEM 17.  Undertakings.

The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by (a) and (b) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the new securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filings on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      ORTHOVITA, INC.
                                      (Registrant)

Malvern, Pennsylvania
Dated:  October 5, 2000

                                      By: /s/ Bruce A. Peacock
                                          --------------------
                                          Bruce A. Peacock
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1993, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Each person in so signing also makes, constitutes and appoints Bruce A. Peacock, President, Chief Executive Officer and Director of Orthovita, and Joseph M. Paiva, Vice President and Chief Financial Officer of Orthovita, and each of them acting alone, as his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, in his name, place and stead, to execute and cause to be filed with the Securities and Exchange Commission, any or all amendments to this Registration Statement (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Signature                             Title                                   Date
     ---------                             -----                                   ----
/s/ Bruce A. Peacock               President, Chief Executive                  October 5, 2000
--------------------
Bruce A. Peacock                   Officer and Director (principal
                                   executive officer)


/s/ Joseph M. Paiva                Vice President and Chief                    October 5, 2000
-------------------
Joseph M. Paiva                    Financial Officer (principal
                                   financial and accounting officer)


/s/ David S. Joseph                Chairman of the Board                       October 5, 2000
-------------------
David S. Joseph


/s/ Paul Ducheyne, Ph.D.           Director                                    October 5, 2000
------------------------
Paul Ducheyne, Ph.D.

/s/ Robert Levande                 Director                   October 5, 2000
------------------
Robert Levande


/s/ James M. Garvey                Director                   October 5, 2000
-------------------
James Garvey


/s/ Richard M. Horowitz            Director                   October 5, 2000
-----------------------
Richard M. Horowitz


/s/ Jos B. Peeters, Ph.D.          Director                   October 5, 2000
-------------------------
Jos B. Peeters, Ph.D.


/s/ Howard Salasin, Ph.D.          Director                   October 5, 2000
-------------------------
Howard Salasin, Ph.D.

                                 EXHIBIT INDEX

  Exhibit Number                         Exhibit Title
  --------------                         -------------
4.01 Registration Rights Agreement dated August 22, 2000 among the Registrant, Brown Simpson Partners I, Ltd., Janney Montgomery Scott LLC, Emerging Growth Equities, Ltd. and VFT Special Ventures Ltd.
5.01                Opinion of Morgan, Lewis & Bockius LLP *
23.01               Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
                    5.01) *
23.02 Consent of Arthur Andersen LLP, independent public accountants
24.01 Power of Attorney (included on the signature page of this registration statement)
99.01 Subscription Agreement dated August 22, 2000 between the Registrant and Brown Simpson Partners I, Ltd.
99.02 Warrant to Purchase 762,712 Shares of Common Stock dated August 22, 2000 in favor of Brown Simpson Partners I, Ltd.
99.03 Warrant to Purchase 31,779 Shares of Common Stock dated August 22, 2000 in favor of Janney Montgomery Scott LLC
99.04 Warrant to Purchase 31,780 Shares of Common Stock dated August 22, 2000 in favor of VFT Special Ventures Ltd.


* To be provided in an amendment to this Registration Statement.